Exhibit 99.1

IN THE CIRCUIT COURT OF MONTGOMERY COUNTY, ALABAMA

IN RE ALFA CORP.
SHAREHOLDER LITIGATION	Consolidated

Case No. 03-CV-2007-900485.00

NOTICE OF PENDENCY AND PROPOSED

SETTLEMENT OF CLASS ACTION

TO:	MEMBERS OF THE FOLLOWING CLASS:

All Persons who were record or beneficial owners of common stock of Alfa Corporation (“Alfa”) at any time during the period beginning on and including the close of business on July 17, 2007 through and including the date of the consummation of the proposed Merger transaction (and their respective successors in interest, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them) by which Alfa Mutual Fire Insurance Company (“AMF”) and Alfa Mutual Insurance Company (“AMI”) (both collectively the “Mutual Group”) will acquire the shares of Alfa that the Mutual Group does not already own for $22.00 per share.

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION. IF YOU ARE NOT A BENEFICIAL HOLDER OF ANY ALFA CORPORATION COMMON STOCK, BUT HOLD SUCH STOCK FOR A BENEFICIAL HOLDER, THEN, BY COURT ORDER, WITHIN TEN (10) CALENDAR DAYS AFTER YOU RECEIVE THIS NOTICE, YOU MUST EITHER: (1) SEND A COPY OF THIS NOTICE BY FIRST-CLASS MAIL TO ALL SUCH PERSONS OR ENTITIES; OR (2) PROVIDE A LIST OF THE NAMES AND ADDRESSES OF SUCH PERSONS OR ENTITIES TO THE NOTICE ADMINISTRATOR AS PROVIDED FOR HEREIN.

REASON FOR THIS NOTICE

The Circuit Court of Montgomery County, Alabama (the “Court”) authorized this notice (the “Notice”) to you pursuant to Rule 23 of the Alabama Rules of Civil Procedure in the above-captioned action (the “Class Action Litigation”). The Settlement involves a lawsuit over whether Defendants breached their fiduciary duties to the minority stockholders of Alfa in connection with a proposed merger transaction announced on July 17, 2007, in which the Mutual Group would have acquired the shares of Alfa that the Mutual Group did not already own for $17.60 per share. The Court did not decide in favor of Plaintiffs or Defendants. Instead both sides agreed to a settlement (the “Settlement”) which provided for an increase in the offering price per share as well as the opportunity for Plaintiffs’ Counsel to review and comment on the disclosures to be made to minority stockholders in the proxy statement. Before agreeing to finalize the Settlement, Lead Plaintiffs’ Counsel negotiated for the right to conduct confirmatory discovery to affirm their belief that the material terms of the Merger were fair. Following completion of the discovery, Lead Plaintiffs’ Counsel determined that the increased offering price of $22.00 per share was fair value for the Alfa minority stock and that the additional disclosures that Defendants agreed to provide to stockholders were sufficient to allow Alfa’s stockholders to make an informed vote on the Merger. The Class Action Litigation is described in more detail below under the caption “Factual Background and Summary of Settlement”. If you are a member of the Class (defined above), you have an interest in the litigation.

The words and terms contained in this Notice that appear in italics are defined terms. Those terms and their definitions appear in Appendix A to this Notice.

THE SETTLEMENT HEARING

You are hereby being notified that a settlement hearing will be held on Monday, April 14, 2008, at 8:30 a.m., in the Circuit Court of Montgomery County, 251 South Lawrence Street, Montgomery, AL 36104, Courtroom #4C (the “Settlement Hearing”). At the Settlement Hearing, the Court will determine whether or not (i) the above-styled action should be maintained as a class action and to approve the proposed Settlement of the claims in this Class Action Litigation as memorialized in a Stipulation of Settlement with the Defendants in this Class Action Litigation (the “Stipulation”) as fair, reasonable and adequate; (ii) to enter an Order ending this Class Action Litigation and barring further lawsuits over the claims made or which could have been made against Defendants in this Class Action Litigation; and (iii) to award attorneys’ fees and expenses to counsel for Plaintiffs in this Class Action Litigation and the Kubiszyn Class Action Litigation pursuant to the application described below. The Court has reserved the right to adjourn the Settlement Hearing, including consideration of the application for attorneys’ fees and expenses, by oral announcement at such hearing or adjournment thereof, and without further notice of any kind. The Court also has reserved the right to approve the Settlement, with or without modifications, to enter its final judgment dismissing this Class Action Litigation with prejudice and on the merits, and to order the payment of attorneys’ fees and expenses, without further notice of any kind. If the Settlement is approved, all pending claims against the Defendants (who are listed below) in all litigation involving Alfa will be dismissed with prejudice.

This Notice is not intended to be, and should not be construed as, an expression of any opinion of the Court with respect to the truth of the allegations in the Class Action Litigation or the merits of the claims or defenses asserted. This Notice describes the rights you may have in connection with the Settlement and what steps you may take in relation to the Settlement and the Class Action Litigation.

CLASS ACTION DETERMINATION

The Court has ordered that the litigation shall be maintained as a class action brought by the Lead Plaintiffs as class representatives, pursuant to Rule 23(b)(1) and Rule 23(b)(2) of the Alabama Rules of Civil Procedure, on behalf of a class consisting of:

All Persons who were record or beneficial owners of common stock of Alfa Corporation (“Alfa”) at any time during the period beginning on and including the close of business on July 17, 2007 through and including the date of the consummation of the proposed Merger transaction (and their respective successors in interest, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them) by which Alfa Mutual Fire Insurance Company (“AMF”) and Alfa Mutual Insurance Company (“AMI”) (both collectively the “Mutual Group”) will acquire the shares of Alfa that the Mutual Group does not already own for $22.00 per share.

The Court has preliminarily determined that this action is appropriate for certification under Rule 23(b)(1) and Rule 23(b)(2) of the Alabama Rules of Civil Procedure, if the conduct alleged by Lead Plaintiffs and Kubiszyn Plaintiffs is assumed to be true.

The Court has preliminarily found, for purposes of the Settlement proceedings, that (a) the members of the Class are so numerous that joinder of all Class Members in the Class Action Litigation is impracticable, consisting of at least 2,600 stockholders of record in addition to numerous beneficial owners; (b) there are questions of law and fact common to the Class which predominate over any individual question, including whether Defendants breached fiduciary duties in connection with the Merger, whether Alfa stockholders might be in danger of being damaged by such breaches and whether relief in the form of equitable or injunctive relief would be appropriate; (c) the claims of the Lead Plaintiffs are typical of the claims of the Class in that Lead Plaintiffs are Alfa stockholders and have no interests that would render them atypical; and (d) Lead Plaintiffs and their counsel have fairly and adequately represented and protected the interests of the respective members of the Class in vigorously prosecuting this Class Action Litigation with experienced class action lawyers and expert financial consultants; (e) the prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the Defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members and parties to the adjudications or substantially impair or impede their ability to protect their interests; and (f) the Defendants allegedly have acted or refused to act on grounds applicable to the Class, which if true, would thereby make appropriate final injunctive relief or corresponding declaratory relief with respect to the Class as a whole.

The Court has designated the Lead Plaintiffs to act as representatives for the Class and has named as Lead Plaintiffs’ Counsel the law firms of Faruqi & Faruqi, LLP, and Branstetter, Stranch & Jennings PLLC, The Gardner Firm, P.C., Beers, Anderson, Jackson, Patty & Fawall, P.C., Cauley Bowman Carney & Williams, LLP and David E. Allred, P.C.

FACTUAL BACKGROUND AND SUMMARY OF SETTLEMENT

THE DESCRIPTION OF THIS ACTION AND THE SETTLEMENT WHICH FOLLOWS HAS BEEN PREPARED BY COUNSEL FOR THE PARTIES. THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS, AND THIS NOTICE IS NOT AN EXPRESSION BY THE COURT OF FINDINGS OF FACT.

At a joint special meeting of the boards of directors of the Mutual Group and AMG on July 16, 2007, members of management made a presentation about possible restructuring of the Alfa Companies and a potential going private transaction whereby the Mutual Group and AMG would acquire the shares of Alfa not already owned by the Mutual Group and AMG. The Mutual Group and AMG boards each appointed a special committee comprised of directors who were neither employees nor directors of Alfa to consider the proposed going private transaction (“Mutual Special Committee”).

On July 17, 2007, the Mutual Special Committee, assisted by Goldman Sachs & Co. as their financial advisor, approved a proposal to take Alfa private (the “Proposal”) and also on July 17, 2007, the Proposal was made to the board of Alfa, which then established a committee of Alfa’s independent directors to consider the Proposal (“Alfa’s Special Committee”) and issued a press release announcing the Proposal after the close of trading that same day. Alfa’s Special Committee hired the law firm of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) and investment banking firm, Lazard Frères & Co. LLC, to assist it in evaluating and considering the Proposal.

Plaintiff Fisk filed his Complaint on July 18, 2007 as a putative class action in the Circuit Court of Montgomery County, Alabama captioned Fisk v. Alfa Corp., et al., CV-2007-900485, and Plaintiff Karph filed his Complaint on August 22, 2007, also as a putative class action in the Circuit Court of Montgomery County, Alabama captioned Karph v. Alfa Corp., et al., CV-2007-900580, which actions were consolidated by Order dated October 29, 2007 (collectively the “Class Action Litigation”). The Class Action Litigation alleges, among other things, that Defendants breached their fiduciary duties to Alfa and its shareholders and engaged in self-dealing and other alleged misconduct in connection with the July 17, 2007 Proposal by the Mutual Group and AMG, collectively the majority shareholder of Alfa, to acquire the shares of Alfa that the Mutual Group and AMG did not already own for $17.60 per share.

Lead Plaintiffs sought class certification of the Class Action Litigation pursuant to Ala. R. Civ. P. 23(b)(1) and (b)(2) on behalf of a class consisting of all holders of Alfa stock who would be affected by consummation of the Proposal. The Class Action Litigation seeks declaratory and injunctive relief as well as other equitable relief including imposition of a constructive trust and attorneys’ fees and costs.

Elizabeth Stewart, Laurie Forrest, Superior Partners, City Pension Fund for Firefighters & Police Officers in the City of Pembroke Pines, Robert A. Schwartz, Jack Kubiszyn, Sr., Johnny M. Johnson, John W. Morris, Hugh Edmonds, Robert H. Rust, Annie Marie Smith, Carl Smith, Charles White, Mary Lee White, Milbourn Chesser, Luther McGaughy, Mike Cochran, Waymon J. Buttram, Freddy Glover, and Danny Lacey (the “Kubiszyn Class Action Plaintiffs”) are plaintiffs in the consolidated putative class action pending in the Delaware Court of Chancery styled: In re Alfa Corporation Shareholders Litigation, Consolidated C.A. No. 3104-VCP (the “Kubiszyn Class Action Litigation”) which seeks relief similar to that sought by Lead Plaintiffs in the Class Action Litigation.

The Defendants were named as defendants in the Class Action Litigation and the Kubiszyn Class Action Litigation. The Defendants moved to dismiss the Class Action Litigation and the Kubiszyn Class Action Litigation, asserting, inter alia, that the actions were premature in that the Proposal had not been accepted and Alfa’s Special Committee had not completed its work.

Between July 17, 2007 and November 2, 2007, the Mutual Special Committee and Alfa’s Special Committee, along with their financial advisors, carried on their work with regard to consideration of the Proposal and in connection with the negotiations between the Mutual Group and the Special Committee, a number of offers and counteroffers were exchanged. Counsel for Lead Plaintiffs periodically communicated with counsel for Defendants to urge that Defendants take into consideration the views and analysis that Lead Plaintiffs had with respect to price and process issues regarding the Proposal. As a result of negotiations between Alfa’s Special Committee and the Mutual Special Committee, by October 25, 2007, the Mutual Group had raised its offer to $20.75 per share.

Additional meetings, consideration, evaluation and negotiations among representatives of the Mutual Special Committee and Alfa’s Special Committee occurred between October 25, 2007 and October 30, 2007, however, as of October 30, 2007, Alfa’s Special Committee’s offer stood at $23.00 per share while representatives of Mutual Group remained at $20.75 per share. On the morning of October 30, 2007, representatives of Lazard on behalf of Alfa’s Special Committee and Goldman Sachs on behalf of the Mutual Special Committee discussed the Mutual Group’s offer price, and Goldman Sachs indicated that the Mutual Group’s offer stood at $20.75, but that it might be willing to increase its offer if Alfa’s Special Committee agreed to certain concessions. Thereafter, the Mutual Special Committee met to discuss the status of negotiations and, after consideration of reports received from counsel and its financial advisor, Goldman Sachs, the Mutual Special Committee authorized a counteroffer of up to $22.00 per share.

Also on October 30, 2007, the Parties began negotiations with a view toward settling the Class Action Litigation. On October 31, 2007 counsel for Lead Plaintiffs with their valuation expert, made a telephonic presentation with respect to both price and process issues to counsel and representatives of Defendants, on which counsel for the Kubiszyn Plaintiffs also were included. On November 2, 2007, counsel for the Kubiszyn Plaintiffs made a presentation to the Mutual Group to encourage it to raise its price, and provided counsel for the Mutual Group with information with respect to valuation.

During the course of negotiations, Plaintiffs’ Counsel received on a confidential basis certain nonpublic information that had been received and reviewed by Alfa’s Special Committee, including financial projections used by Alfa’s Special Committee in its negotiations.

During a recess of a negotiation meeting on November 2, 2007, counsel for the Mutual Special Committee and Alfa’s Special Committee met telephonically separately with certain of the legal counsel for the Lead Plaintiffs in the pending Class Action Litigation and the Kubiszyn Plaintiffs to explain to Plaintiffs’ Counsel where the negotiations stood, and to discuss whether the Plaintiffs would be willing to settle the pending litigation if the price for the Alfa common stock were raised to $22.00 per share. Late in the afternoon on November 2, 2007, representatives of the Mutual Special Committee and representatives of Alfa’s Special Committee resumed discussions and following further negotiation, the Mutual Special Committee increased its offer for Alfa stock to $22.00 per share.

Also on November 2, 2007, after additional negotiations, Lead Plaintiffs’ Counsel and the Mutual Group reached an agreement in principle to settle the Class Action Litigation in consideration of the increase in price per share. Lead Plaintiffs’ Counsel were also given the opportunity to review and comment on the preliminary proxy statement, a majority of which comments were incorporated into a revised draft proxy statement.

The Mutual Special Committee and Alfa’s Special Committee agreed to a transaction by which the Mutual Group would acquire all of the outstanding shares of Alfa’s common stock that it does not currently own for $22.00 per share (the “Merger”).

After reaching the Settlement in principle, the Parties engaged in confirmatory discovery, so that Plaintiffs’ Counsel could confirm their belief that the agreed price and consideration was fair, reasonable and adequate. In connection therewith, the Mutual Group provided 9,648 pages of confidential, non public information, Alfa’s Special Committee provided 2,787 pages of confidential information reviewed, received or generated by it during negotiations and Lazard produced 139 pages of confidential information generated, reviewed or evaluated by it. Plaintiffs’ Counsel also deposed the Chief Financial Officer of the Mutual Group, the Chairman of Alfa’s Special Committee and a representative of Lazard, Richard Puccio.

Plaintiffs’ Lead Counsel confirmed their good faith determination that the Settlement is fair, reasonable and adequate after completion of the confirmatory documentary discovery and depositions. Lead Plaintiffs’ Counsel believe that the claims asserted in the Class Action Litigation with regard to the original Proposal had merit; however, Lead Plaintiffs’ Counsel recognize and acknowledge the substantial increase in the price per share; the expense necessary to prosecute the Class Action Litigation against Defendants as well as the relative merits of the Merger and the totality of the facts and circumstances of the interrelated nature of the insurance operations of the Mutual Group, Alfa and the related entities; the uncertainty of outcome and the risk of any litigation, especially in complex actions such as this Class Action Litigation, as well as the difficulties and delays inherent in such litigation; and the inherent difficulties of proof under and possible defenses to the claims asserted in the Class Action Litigation. Therefore, after conducting a legal and factual investigation, Lead Plaintiffs’ Counsel in this Class Action Litigation have concluded that the terms and conditions of the Settlement provided for in the Stipulation provide substantial and direct benefits to the Class, including enhanced disclosures in any Proxy Statement and increased compensation for the Alfa common stock not excluded by the Merger Agreement, and that the terms and conditions of the Settlement are fair, reasonable, adequate, and in the best interests of Alfa’s stockholders and Alfa.

Kubiszyn Plaintiffs’ Counsel were provided with the opportunity to participate in the confirmatory discovery and as a result of their review of that discovery, they concurred with the conclusion of Plaintiffs’ Lead Counsel that the offer of $22.00 per share is fair. Thus, on December 20, 2007, counsel for the Kubiszyn Plaintiffs and the Mutual Group reached an agreement in principle to settle the Kubiszyn Class Action Litigation in consideration of the increased consideration in the Merger and the opportunity to comment on the preliminary proxy statement, which they did.

The Defendants have vigorously denied, and continue to deny, any wrongdoing or liability with respect to all claims, events and transactions complained of in the Class Action Litigation and the Kubiszyn Class Action Litigation, deny that they engaged in any wrongdoing, deny that they acted improperly in any way, and deny liability of any kind to Plaintiffs, and are entering into this Settlement solely because the Settlement will (i) avoid the substantial burden, expense, distraction and inconvenience of continued litigation of the claims asserted against them in the Class Action Litigation and the Kubiszyn Class Action Litigation; and (ii) finally put to rest and terminate those claims.

The Plaintiffs desire to release all claims against the Defendants/Released Parties, except for (i) any claims to enforce the Settlement; (ii) any properly perfected claims for appraisal pursuant to Section 262 of the Delaware General Corporation Law by Alfa stockholders who properly demand appraisal and do not otherwise waive their appraisal rights; however, nothing contained herein shall be deemed to limit Alfa’s defenses in a potential appraisal action; and (iii) claims of absent Class Members arising from any policy of insurance issued by the Alfa Companies or otherwise arising from their status as a holder of an insurance policy. Nothing in the provisions (i)-(iii) above shall affect or negate any defense the Parties have or assert to any claim arising for (i)-(iii).

The Parties have agreed that this Settlement should be effected in the Circuit Court for Montgomery County, Alabama, and have consented to the intervention by the Kubiszyn Plaintiffs for purposes of participating in the Settlement and petitioning the Court for an award of fees and expenses as provided in the Stipulation.

THE COURT HAS NOT DETERMINED THE MERITS OF THE CLAIMS MADE BY PLAINTIFFS AGAINST, OR THE DEFENSES OF, THE DEFENDANTS. THIS NOTICE DOES NOT IMPLY THAT THERE HAS BEEN OR WOULD BE ANY FINDING OF VIOLATION OF THE LAW OR THAT RELIEF IN ANY FORM OR RECOVERY IN ANY AMOUNT COULD BE HAD AGAINST THE DEFENDANTS IF THE CLAIMS ASSERTED AGAINST THEM IN THIS CLASS ACTION LITIGATION WERE NOT SETTLED.

THE RIGHTS OF CLASS MEMBERS

If you are a Class Member, you may receive the benefit of and you will be bound by the terms of the proposed Settlement, upon approval of it by the Court. If you are a Class Member, you have the following options:

1.	You may object to the action being maintained as a class action and/or the terms of the Stipulation and/or the terms of the Settlement as described below under “Right to Appear at Settlement Hearing.” However, if your objection is rejected, you will be bound by the Settlement and the Judgment just as if you had not objected.

2.	You may do nothing at all. If you choose this option, assuming you continue to hold your Alfa stock, the Settlement is approved and the Merger is completed, each share of Alfa common stock issued and outstanding immediately before the effective time of the Merger, will be converted into the right to receive $22.00 in cash without interest.

3.	You may perfect your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”). If you choose this option, assuming the Merger is completed, each share of Alfa common stock you hold for which you have perfected your appraisal rights and have strictly followed the procedures prescribed by Section 262, will be cancelled and you will be entitled to receive payment of the fair value as determined pursuant to court appraisal proceedings, in cash, from Alfa, as the surviving corporation of the Merger. There is however, no guarantee that you would receive $22.00 per share or more if you choose this option.

4.	You may, but are not required to, enter an appearance in the Class Action Litigation through counsel of your own choosing at your own expense. If you do not do so, you will be represented by Lead Plaintiffs’ Counsel.

5.	You may appear, in person or through your personal attorney, at the Settlement Hearing as described below under “Right to Appear at Settlement Hearing.”

RIGHT TO APPEAR AT SETTLEMENT HEARING

Any Alfa stockholder with standing to assert the claims asserted in this Class Action Litigation or the Kubiszyn Class Action Litigation who objects to the Stipulation of Settlement, the Settlement, the maintenance of this action as a class action, the Order and Final Judgment and/or the application for attorneys’ fees and expenses, or who otherwise wishes to be heard, may appear in person or by his attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided however, that no person other than Lead Plaintiffs and Kubiszyn Plaintiffs or their counsel shall be heard, and no papers, briefs, pleadings or other documents submitted by any such person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless no later than ten (10) days prior to the Settlement Hearing directed herein, (i) written notice of the intention to appear; (ii) a detailed statement of such person’s objections to any matter before the Court; and (iii) the grounds therefore or the reasons why such person desires to appear and to be heard, as well as all documents and writings which such person desires the Court to consider, shall be filed by such person with the Office of the Clerk of the Circuit Court of Montgomery County, Alabama, and, on or before such filing, shall be served by hand or any mode of delivery providing proof of delivery on the following counsel of record:

Attorney for Lead Plaintiffs	Attorneys for the Mutual Group and AMG

Emily Komlossy	John L. Latham
FARUQI & FARUQI, LLP	Betsy P. Collins
3595 Sheridan Street	ALSTON & BIRD LLP
Suite 206	1201 West Peachtree Street
Hollywood, FL 33021	Atlanta, Georgia 30309-3424

Attorney for Kubiszyn Plaintiffs	Attorney for Kubiszyn Plaintiffs

John Q. Somerville	Lynda J. Grant
GALLOWAY & SOMERVILLE, LLC	COHEN, MILSTEIN, HAUSFELD & TOLL, PLLC
11 Oak Street	1100 New York Avenue, NW
Birmingham, AL 35213	Suite 500 West Tower
Washington, DC 20005

Any person who fails to object in the manner prescribed above shall be deemed to have waived any objections and shall be forever barred from raising any objections in this or in any other action or proceeding.

DISMISSAL, RELEASE AND BAR ORDER

The Stipulation of Settlement provides that any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been or could have been asserted in the Class Action Litigation, the Kubiszyn Class Action Litigation, or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged fraud, fraudulent inducement, breach of any duty, violations of securities laws, negligence or otherwise), by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against any of the Released Parties, whether or not any such Released Party, was named, served with process or appeared in the Class Action Litigation, or the Kubiszyn Class Action Litigation, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth in, or otherwise related to the complaint filed in the Class Action Litigation, the Kubiszyn Class Action Litigation, or any allegations therein, to the Merger, to the Merger Agreement and/or any related agreements, to the adequacy of the Merger consideration, to the negotiations preceding the Merger and the Merger Agreement, to the fiduciary obligations of any of the Defendants or Released Parties in connection with the Merger, or to the disclosure obligations of any of the Defendants or Released Parties in connection with the Merger or the Merger Agreement, subject to Court approval, are compromised, settled, released, discharged and dismissed with prejudice; provided, however, that the Released Claims shall not include (i) any claims to enforce the Settlement; (ii) any claims for appraisal in connection with the Merger pursuant to Section 262 of the DGCL by Alfa stockholders who properly demand appraisal and do not otherwise waive their appraisal rights; or (iii) claims of absent Class Members arising from any policy of insurance issued by the Alfa Companies or otherwise arising from their status as a holder of an insurance policy. Nothing in the provisions (i)-(iii) above shall affect or negate any defense the Parties have or assert to any claim arising for (i)-(iii).

Additionally, Lead Plaintiffs, Kubiszyn Plaintiffs, and all Class Members (all collectively “Barred Persons”), subject to Court approval, are permanently barred, enjoined and restrained from instituting, commencing or prosecuting in this Class Action Litigation or any other action or proceeding, any Released Claims against any of the Released Parties.

With respect to any and all Released Claims, the Parties have stipulated and agreed that, upon the date when the Settlement becomes Final (as defined below), Lead Plaintiffs and the Kubiszyn Plaintiffs shall have waived and relinquished, and all other parties whose claims are being released, including the Class, shall be deemed to have waived and relinquished, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

Also, with respect to any and all Released Claims, the Lead Plaintiffs, and the Kubiszyn Plaintiffs shall have waived and relinquished, and all other Parties whose claims are being released, including the Class, shall be deemed to have waived and relinquished, to the fullest extent permitted by law, any and all provisions, rights, and benefits conferred by the law of any state or territory of the United States or any other jurisdiction, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542. Lead Plaintiffs, and Kubiszyn Plaintiffs and other Parties whose claims are being released including Class Members, may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims, which if known, might have affected the decision to enter into the Stipulation, but have stipulated and agreed that, on the date when the Settlement becomes Final, they do, fully, finally and forever settle and release any and all Released Claims, without regard to subsequent discovery or existence of such different or additional facts. Lead Plaintiffs and Kubiszyn Plaintiffs, acknowledge that the inclusion of unknown claims in the definition of Released Claims was separately bargained for and was a key element of the Settlement of which the releases are a part.

The Settlement shall be considered final (“Final”) for purposes of the Stipulation of Settlement subsequent to entry by the Court of an Order and Final Judgment approving the Settlement, only upon the expiration of any applicable appeal period for the appeal of the Order and Final Judgment without an appeal having been filed or, if an appeal is taken, upon entry of an order affirming the Order and Final Judgment appealed from (or dismissing the appeal) and the expiration of any applicable period for the reconsideration, rehearing or appeal of such affirmance (or dismissal) without any motion for reconsideration or rehearing or further appeal having been filed. An appeal only with respect to the award of attorneys’ fees and expenses shall not affect the finality of the Settlement.

ATTORNEYS’ FEES

The Parties have agreed that counsel for the Plaintiffs in this Class Action Litigation and the Kubiszyn Class Action Litigation are entitled to reasonable attorneys’ fees and costs in connection with the claims against the Corporate Defendants in an amount to be determined by the Circuit Court of Montgomery County, Alabama. Lead Plaintiffs’ Counsel intend to submit to the Circuit Court of Montgomery County, Alabama fee petitions for an aggregate award of attorneys’ fees and expenses not to exceed $2,150,000.00 and Kubiszyn Plaintiffs’ Counsel intend to apply for an aggregate award of attorneys’ fees and expenses of not more than $1,950,000.00. The Court is NOT obligated to award the amounts requested by Plaintiffs’ Counsel. The Court is free to award whatever lesser amounts the Court deems fit. However, under the terms of the Stipulation, the attorneys’ fee award cannot exceed the total sum of $2,150,000.00 for Lead Plaintiffs’ Counsel, and the attorneys’ fee award cannot exceed the total sum of $1,950,000.00 for the Kubiszyn Plaintiffs’ Counsel. Defendants will not oppose an award of attorneys’ fees and expenses to the Lead Plaintiffs’ Counsel not in excess of $2,150,000.00 and will not oppose an award of attorneys’ fees and expenses to the Kubiszyn Plaintiffs’ Counsel not in excess of $1,950,000.00, which fees will be paid by Alfa to the extent approved by the Court by wire transfer within 10 business days after the later of (i) fulfillment of all conditions to the Settlement or (ii) the date when the Court’s order approving the Settlement and Fee and Expense Award has been finally affirmed on appeal or such order is no longer subject to appeal by lapse of time or otherwise. The Parties have agreed that the entitlement of Plaintiffs’ Counsel to an award of fees and expenses does not constitute any admission or concession in any respect by any party as to the manner of computation of the fee. No order of the Court or modification or reversal on appeal of any order of the Court concerning the amount of any attorneys’ fees, costs and expenses awarded by the Court shall constitute grounds for cancellation or termination of this Stipulation.

INTERIM INJUNCTION

Pending final determination of whether the Stipulation should be approved, Plaintiffs’ Counsel, Lead Plaintiffs, Kubiszyn Plaintiffs and all members of the Class described above, are barred and enjoined from prosecuting, filing, maintaining, pursuing, or participating as a litigant (by intervention or otherwise), whether directly, individually, or representatively, or in any other capacity, any separate action asserting any claims which are or relate to the Released Claims.

CONDITIONS OF SETTLEMENT

The proposed Settlement has been entered into in contemplation of and contingent upon the occurrence of each of the following:

1.	Conditional certification of the Class Action Litigation, for settlement purposes only, as a class action pursuant to Ala. R. Civ. P. 23(b)(1) and (b)(2) on behalf of a class consisting of all persons who were record or beneficial owners of common stock of Alfa at any time during the period beginning on and including the close of business on July 17, 2007 through and including the date of the consummation of the Merger, including any and all of their respective successors in interest, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them. Defendants and members of their immediate families will be excluded from the definition of “Class”; however, Individual Defendants and members of their immediate family will be entitled to the same compensation for their shares as other stockholders as provided for in the terms of the Merger Agreement.

2.	No option to terminate having been elected by Plaintiffs or Defendants.

3.	Final court certification of the Class, approval of the Settlement and dismissal of the Class Action Litigation with prejudice and without awarding any costs to any party except as done pursuant to paragraphs 25-29 of the Stipulation under “The Settlement.”

4.	Entry of judgment by the Court in substantially the form of Exhibit C to the Stipulation.

5.	The consummation of the Merger.

6.	The judgment becoming final as defined in paragraph 17 to the Stipulation under “The Settlement.”

7.	Dismissal of the Class Action Litigation and the Kubiszyn Class Action Litigation with prejudice.

SCOPE OF THIS NOTICE AND FURTHER INFORMATION

This Notice does not purport to be a comprehensive description of this Class Action Litigation, the allegations or transactions related thereto, the terms of the Settlement or the Settlement Hearing. For a more detailed statement of the matters involved in this litigation, you may inspect the pleadings, the Stipulation, the Orders entered by the Court and other papers filed in this litigation, unless sealed, at the Office of the Clerk of the Circuit Court of Montgomery County, Alabama, 251 South Lawrence Street, Montgomery, Alabama, 36104, during regular business hours of each business day.

Alternatively, you may direct any inquiries to Lead Plaintiffs’ Counsel:

Emily Komlossy

FARUQI & FARUQI, LLP

3595 Sheridan Street, Suite 206

Hollywood, FL 33021

954-239-0280 (Phone)

954-239-0281 (Fax)

PLEASE DO NOT WRITE OR TELEPHONE THE COURT.

NOTICE TO PERSONS OR ENTITIES HOLDING

RECORD OWNERSHIP ON BEHALF OF OTHERS

If you held any Alfa common stock at any time during the period July 17, 2007 through and including the date of the consummation of the Merger for the beneficial interest of a person or entity other than yourself, the Court has directed that within ten (10) calendar days after you receive this Notice, you must either: (1) provide to the Notice Administrator identified below the name and last known address of each person or entity for whom or which you held such stock during such time period or (2) request additional copies of this Notice, which will be provided to you free of charge, and within ten (10) days mail the Notice directly to the beneficial owners of the securities referred to herein. If you choose to follow alternative procedure (2), the Court has directed that, upon such mailing, you send a statement to the Notice Administrator confirming that the mailing was made as directed. You are entitled to reimbursement of your reasonable expenses actually incurred in connection with the foregoing, including reimbursement of reasonable postage expenses and the reasonable costs of ascertaining the names and addresses of beneficial owners. Those reasonable expenses and costs will be paid upon request and submission of appropriate supporting documentation. All communications concerning the foregoing should be addressed to the Notice Administrator:

Alfa Corporation Shareholder Litigation

Gilardi & Co., LLC, Notice Administrator

P.O. Box 990

Corte Madera, CA 94976-0990

www.gilardi.com

If this Notice was sent to you at your current address, you do not have to do anything further to receive future notices concerning this Class Action Litigation. If it was forwarded by the postal service, or if it was otherwise sent to you at an address that is not current, you should immediately contact the Notice Administrator referred to above in this paragraph.

Dated: February 7, 2008	BY ORDER OF THE CIRCUIT COURT OF MONTGOMERY COUNTY, ALABAMA:

Appendix A

DEFINITIONS USED IN THIS NOTICE

1.	“Alfa” means Alfa Corporation, a publicly-traded Delaware Corporation with its principal place of business in Montgomery, Alabama and all of its subsidiaries, divisions, affiliates, predecessors, successors and any of them.

2.	The “Alfa Companies” refers to the group of affiliated insurance companies including Alfa, Alfa Mutual Fire Insurance Company (“AMF”), Alfa Mutual Insurance Company (“AMI”), Alfa Mutual General Insurance Company (“AMG”) and all of their subsidiaries, divisions, affiliates, predecessors, successors and any of them.

3.	“AMG” means Alfa Mutual General Insurance Company and all of its subsidiaries, divisions, affiliates, predecessors, successors and any of them.

4.	“Barred Persons” means Lead Plaintiffs, Kubiszyn Plaintiffs and all Class Members and Released Parties.

5.	“Class” means all Persons who were record or beneficial owners of common stock of Alfa at any time during the period beginning on and including the close of business on July 17, 2007 through and including the date of the consummation of the Merger, including their respective successors in interest, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them. Defendants, members of the immediate families of the Defendants and their parents and subsidiaries will be excluded from the definition of “Class”; however, Individual Defendants and members of their immediate families will be entitled to the same compensation for their shares as other stockholders in accordance with the terms of the Merger Agreement.

6.	“Class Member” or “Class Members” means any or all members of the Class including without limitation, the Kubiszyn Plaintiffs.

7.	“Class Action Litigation” means those lawsuits styled: Lawrence Fisk v. Alfa Corp., et al., CV-2007-900485 (Circuit Court of Montgomery County, Alabama) and Richard Karph v. Jerry A. Newby, et al., CV-2007-900580 (Circuit Court of Montgomery County, Alabama) consolidated as In re Alfa Corp. Shareholder Litigation, Consolidated Case No. 03-CV-2007-900485.

8.	“Court” means the Circuit Court of Montgomery County, Alabama.

9.	“Defendants” or “Defendant” means, collectively or individually Alfa Corporation (“Alfa”), the Mutual Group, AMG and Jerry A. Newby, C. Lee Ellis, Hal F. Lee, Russell R. Wiggins, Dean Wysner, Steve Dunn, Jacob C. Harper, B. Phil Richardson, Boyd E. Christenberry, Larry Newman, and John R. Thomas.

10.	“Fee and Expense Award” means any award of attorneys’ fees to Plaintiffs’ Counsel approved by the Court.

11.	“Individual Defendants” means Jerry A. Newby, C. Lee Ellis, Hal F. Lee, Russell R. Wiggins, Dean Wysner, Steve Dunn, Jacob C. Harper, B. Phil Richardson, Boyd E. Christenberry, Larry Newman and John R. Thomas.

12.	“Judgment” means the judgment to be rendered by the Court, substantially in the form attached as Exhibit C to the Stipulation.

13.	“Kubiszyn Class Action Litigation” means the consolidated lawsuits pending in the Delaware Court of Chancery under the caption: In re Alfa Corporation Shareholders Litigation, Consolidated C.A. No. 3104-VCP.

14.	“Kubiszyn Plaintiffs’ Counsel” means all plaintiffs’ counsel of record in In re Alfa Corporation Shareholders Litigation, Consolidated C.A. No. 3104-VCP, Delaware Court of Chancery and/or who appeared on behalf of Kubiszyn Plaintiffs in the above-styled Class Action Litigation.

15.	“Kubiszyn Plaintiffs” means Elizabeth Stewart, Laurie Forrest, Superior Partners, City Pension Fund for Firefighters & Police Officers in the City of Pembroke Pines, Robert A. Schwartz, Jack Kubiszyn, Sr., Johnny M. Johnson, John W. Morris, Hugh Edmonds, Robert H. Rust, Annie Marie Smith, Carl Smith, Charles White, Mary Lee White, Milbourn Chesser, Luther McGaughy, Mike Cochran, Waymon J. Buttram, Freddy Glover, and Danny Lacey.

16.	“Lead Plaintiffs” means, collectively, Lawrence Fisk and Richard Karph.

17.	“Lead Plaintiffs’ Counsel” means the law firms of Faruqi & Faruqi, LLP, and Branstetter, Stranch & Jennings PLLC, The Gardner Firm, P.C., Beers, Anderson, Jackson, Patty & Fawall, P.C., Cauley Bowman Carney & Williams LLP and David E. Allred, P.C.

18.	“Merger” means the transaction described in the Merger Agreement by which the Mutual Group will acquire the shares of Alfa that the Mutual Group does not already own for $22.00 per share.

19.	“Merger Agreement” means the Agreement and Plan of Merger dated November 4, 2007, among Alfa, the Mutual Group and Alfa Delaware Merger Sub, Inc.

20.	“Mutual Group” means, collectively, Alfa Mutual Fire Insurance Company (“AMF”) and Alfa Mutual Insurance Company (“AMI”) and all of their subsidiaries, divisions, affiliates, predecessors, successors and any of them.

21.	“Mutual Special Committee” means a special committee of the boards of directors of the Mutual Group and AMG composed of directors who were neither employees nor directors of Alfa that was formed to consider a proposed going private transaction.

22.	“Notice Administrator” means Gilardi & Co., LLC.

23.	“Parties” means all of the Plaintiffs and Defendants in the Class Action Litigation and the Kubiszyn Class Action Litigation.

24.	“Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

25.	“Plaintiffs” means, collectively, the Kubiszyn Plaintiffs and Lead Plaintiffs.

26.	“Plaintiffs’ Counsel” means, collectively, the Lead Plaintiffs Counsel and Kubiszyn Plaintiffs’ Counsel.

27.	“Related Parties” means, any of the Defendants’ respective families, parent entities, associates, affiliates, or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders, partners, members, representatives, employees, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, personal or legal representatives, estates, administrators, predecessors, successors and assigns and any entity in which any Defendant has or had a controlling interest and the present and former parents, subsidiaries, divisions, affiliates, predecessors, successors, employees, officers, directors, attorneys, assigns, and agents of each of them.

28.	“Released Claims” are any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been or could have been asserted in the Class Action Litigation, the Kubiszyn Class Action Litigation, or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state statutory or common law relating to alleged fraud, fraudulent inducement, breach of any duty, violations of securities laws, negligence or otherwise), by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against any of the Released Parties, whether or not any such Released Party was named, served with process or appeared in the Class Action Litigation, which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, matters, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth in, or otherwise related to the complaint filed in the Class Action Litigation, the Kubiszyn Class Action Litigation, or any allegations therein, to the Merger, to the Merger Agreement and/or any related agreements, to the adequacy of the Merger consideration, to the negotiations preceding the Merger and the Merger Agreement, to the fiduciary obligations of any of the Defendants or Released Parties in connection with the Merger, or to the disclosure obligations of any of the Defendants or Released Parties in connection with the Merger or the Merger Agreement; provided, however, that the Released Claims shall not include (i) any claims to enforce the Settlement; (ii) any claims for appraisal rights in connection with the Merger pursuant to Section 262 of the Delaware General Corporation Law by Alfa stockholders who properly demand appraisal and do not otherwise waive their appraisal rights; and (iii) claims of absent Class Members arising from any policy of insurance issued by the Alfa Companies or otherwise arising from their status as a holder of an insurance policy. Nothing in the provisions (i)-(iii) above shall affect or negate any defense the Parties have or assert to any claim arising for (i)-(iii).

29.	“Released Parties” are the Defendants (or any one of them), their Related Parties whether or not any such Released Person was named, served with process or appeared in the Class Action Litigation.

30.	“Proposal” means the July 17, 2007 proposal by the Mutual Group and AMG to acquire the shares of Alfa that the Mutual Group and AMG did not already own for $17.60 per share.

31.	“Proxy Statement” means the document accompanying the proxy to be sent to stockholders in connection with the proposed Merger.

32.	“Settlement” means the terms and provisions set forth herein, under and pursuant to which the Plaintiffs’ and the Class’ claims against the Released Parties will be settled and dismissed, subject to approval by the Court.

33.	“Stipulation” means the Stipulation of Settlement and the exhibits attached hereto and incorporated herein by reference.

34.	“Unknown Claims” means all claims, demands, rights, liabilities, and causes of action of every nature and description which the Lead Plaintiffs, Kubiszyn Plaintiffs or any Class Member do not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Parties, or might have affected his, her or its decision not to object to this Settlement.